FORM 3

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

			OMB APPROVAL

	OMB Number:		3235-0287

	Estimated average burden of

	Hours per response:	0.5

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section
30(f) of the Investment Company Act of 1940.

1.	Name and Address of Reporting Person(s):

		Matthew Yugovich
		8806 Hwy 87
		Lubbock Texas	79423

2.	Date of Event Requiring Statement: 12/06/03 [correcting form]

3.	I.R.S. Identification Number of Reporting Person, if an entity
(Voluntary):

4.  Issuer Name and Ticker or Trading Symbol:

	QI Systems    QIIIF

5.	Relationship of Reporting Person(s) to Issuer (Check all
applicable):

( x )	Director									(	)
	10% Owner
( )	Officer (give officer title below)  	( 	)	Other
(specify below)

		Managing Director of Putnam, LLC

6.	If Amendment, Date of Original: Month/Day/Year

7.	Individual or Joint/Group Filing (Check applicable line):

(x)	Form filed by One			( )		Form filed
by More than One
		Reporting Person
	Reporting Person

Table I:	Non-Derivative Securities Acquired, Disposed of, or
Beneficially
Owned

1.	Title of Security (Instr. 3):  Common
2.	Amount of Securities Beneficially Owned (Instr. 4):	138,667

3.	Ownership Form:  Direct (D) or Indirect (I) (Instr. 5): D

4.	Nature of Indirect Beneficial Ownership (Instr. 5)

(Page 1 of 2 Pages)



Table II:	 Derivative Securities Acquired, Disposed of, or
Beneficially
Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 4):

2.	Date Exercisable and Expiration Date (Month/Day/Year):
		Date Exercisable: 			Expiration Date:

3.	Title and Amount of Securities Underlying Derivative Security
(Instr.
4):
		Title:					Amount or Number
of Shares:

4.	Conversion or Exercise Price of Derivative Security:

5.	Ownership Form of Derivative Security:  Direct (D) or Indirect
(I)
(Instr. 5):

6.	Nature of Indirect Beneficial Ownership (Instr. 5):

Explanation of Responses:




-----------------------------------------------------

Signed on behalf of the above Officer pursuant to the attached
Confirming Statement.


By:  Matthew Yugovich
Director
 QI Systems


Date:	January 16, 2003





 (Page 2 of 2 Pages)